Crystallex International Corporation

Consolidated Financial Statements

December 31, 2007 and 2006

(Expressed in United States Dollars)

Crystallex International Corporation

RESPONSIBILITY FOR FINANCIAL REPORTING

The Board of Directors which, among other things, is responsible for the consolidated financial statements of the Company, delegates to management the responsibility for the preparation of the financial statements and internal controls. The Board of Directors delegates to the Audit Committee the responsibility for ensuring that management fulfils its responsibilities in respect of financial reporting and internal control. Each year the shareholders appoint independent auditors to audit and report directly to them on the financial statements.

The consolidated financial statements have been prepared using appropriate generally accepted accounting principles and estimates considered necessary by management to present fairly and consistently the consolidated financial position and the results of operations.

The Company’s Audit Committee is appointed by the Board of Directors annually and is currently comprised of three independent directors. The Committee meets regularly with management and with the independent auditors to satisfy itself that each group is properly discharging its responsibilities and to review the financial statements and the independent auditors’ report. PricewaterhouseCoopers LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee. The Audit Committee reports its findings to the Board of Directors for consideration in approving the financial statements for issuance to the shareholders.

As enunciated below, the Company has determined that internal control over financial reporting was not effective in preventing possible material misstatements without further substantive work. Accordingly, additional substantive procedures were applied subsequently to provide assurance that such misstatements do not exist, and accordingly believes that the consolidated financial statements are now free from material misstatements. In addition, the Company has commenced a number of remediation steps to rectify such weaknesses in order to diminish the possibility of a material misstatement in 2008. These are outlined below.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate control over financial reporting for the Company.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Management has evaluated the effectiveness of the Company’s internal control over financial reporting as at December 31, 2007 based on the criteria set forth in “Internal Control–Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual financial statements will not be prevented or detected.

As at December 31, 2007, the Company identified material weaknesses as follows:

(a)           There are insufficient controls to monitor and prevent the override of established controls at the Company’s subsidiaries with respect to existing policies and procedures, communication of the delegation of authority and the timeliness of financial analysis and reporting, primarily in remote locations.

(b)           The Company did not consistently maintain implementation of effective controls over the purchasing function relating to the documentation of the arrangement with certain suppliers at the parent entity level and the authorization and approval of both suppliers and services at remote locations.

(c)           The Company did not design and maintain effective controls over the identification and recognition of timing differences in accounting for future income taxes. This resulted in an audit adjustment to the Company’s December 31, 2007 consolidated financial statements and the restatement of the Company’s December 31, 2006 and 2005 consolidated financial statements with respect to mineral properties, future income taxes and operations.

Crystallex International Corporation

Each of these material weaknesses could result in a material misstatement to the Company’s annual consolidated financial statements that would not be prevented or detected.  Material weaknesses (a) and (b) noted above could also result in unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

As a result of the material weaknesses described above, Management has concluded that, as at December 31, 2007, the Company’s internal control over financial reporting was not effective.

The effectiveness of the Company’s internal control over financial reporting as at December 31, 2007 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which appears herein.

MANAGEMENT’S PLANS TO REMEDIATE MATERIAL WEAKNESSES

Management, under the Board’s direction, has undertaken significant additional work to ensure the consolidated financial statements are free from material misstatement that may not have been prevented or detected as a result of the material weaknesses noted.  Furthermore, Management has identified and commenced the implementation of additional internal control procedures, particularly in remote locations, to ensure the acquisition, use or disposal of the Company’s assets are appropriately authorized.

Management has taken the following steps to address the weaknesses identified:

(a) Monitoring and override of established controls:   Management continues to work with the subsidiary managers, particularly at remote locations, to ensure corporate policies and internal control procedures are respected by all and information is provided on a timely basis.  Training and coordination of activities amongst the senior managers of the subsidiaries is ongoing.

(b) Controls over the purchasing function:   Management has begun a process of renewing and updating the physical documentary support for existing service providers and suppliers and establishing a regimen of pre-qualifying potential new service providers and suppliers.  Management has implemented additional controls at the subsidiary level to ensure appropriate approval and timely authorization of suppliers.  We are continuing to reinforce compliance with these controls.

(c) Controls over accounting for income tax timing differences:   Management continues to work with independent expert advisors, in both Canada and Venezuela, to ensure the timely identification of those items giving rise to timing differences for income tax purposes.  Management has implemented controls to ensure the valuation basis, for both accounting and tax reporting purposes, of the Company’s assets, is identified, recorded and retained for financial reporting purposes.

Johan van’t Hof	Gordon Thompson	Hemdat Sawh
Chairman of the Audit Committee	President & Chief Executive Officer	Chief Financial Officer

Crystallex International Corporation

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Crystallex International Corporation

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Crystallex International Corporation (the “Company”) as at December 31, 2007.  Our opinions, based on our audit, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheet of Crystallex International Corporation as at December 31, 2007, and the related consolidated statement of operations and comprehensive operations, cash flows and shareholders’ equity for the year ended December 31, 2007.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of the Company’s financial statements as at December 31, 2007 and for the year then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Crystallex International Corporation

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and the results of its operations and its cash flows for the year ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected on a timely basis. As at December 31, 2007, the following material weaknesses have been identified and described in Management's Report On Internal Control Over Financial Reporting: insufficient controls to monitor and prevent the override of established controls at the Company's subsidiaries, lack of effective controls over the purchasing function relating to the authorization and approval of both suppliers and services, and lack of the design and operation of controls over the identification and recognition of timing differences in accounting for income taxes.

We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2007 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
March 31, 2008

Crystallex International Corporation

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders of Crystallex International Corporation

We have audited the consolidated balance sheet of Crystallex International Corporation as at December 31, 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Crystallex International Corporation as at December 31, 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

As described in Note 11 to the consolidated financial statements, the consolidated financial statements as at December 31, 2006 and for each of the years in the two-year period ended December 31, 2006 have been restated.  We therefore withdraw our previous audit report dated March 27, 2007, except as to then Note 17, which is as at March 29, 2007, and October 22, 2007 as to the effects of the previous restatement described in then Note 19.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

March 27, 2007, except as to Note 18 which is as of October 22, 2007, and March 28, 2008 as to the effects of the restatement described in Note 11.

Crystallex International Corporation
Consolidated Balance Sheets
As at December 31, 2007 and 2006
(Expressed in United States dollars)

	2007	2006
		Restated (Note 11)
ASSETS

CURRENT
Cash and cash equivalents	$16,065,203	$28,573,142
Accounts receivable	1,169,312	490,090
Inventories (Note 4)	2,142,374	4,867,577
Prepaid expenses and other	1,978,953	4,250,970
	21,355,842	38,181,779

PROPERTY, PLANT AND EQUIPMENT (Note 5)	317,179,327	283,407,219
DEFERRED FINANCING FEES (Note 6)	-	2,595,627
OTHER	705,327	510,029

TOTAL ASSETS	$339,240,496	$324,694,654

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$10,868,261	$12,791,456
Current portion of debt (Note 6)	-	3,172,559
Current portion of asset retirement obligations (Note 7)	566,786	239,408
	11,435,047	16,203,423

DEBT (Note 6)	83,291,377	84,524,929
ASSET RETIREMENT OBLIGATIONS (Note 7)	1,864,240	971,167
FUTURE INCOME TAXES (Note 10)	14,242,886	23,514,101

TOTAL LIABILITIES	110,833,550	125,213,620

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (Note 8)	503,489,584	448,100,697
CONTRIBUTED SURPLUS	27,123,608	23,135,187
ACCUMULATED OTHER COMPREHENSIVE INCOME	11,958,981	11,958,981
DEFICIT	(314,165,227)	(283,713,831)

TOTAL SHAREHOLDERS’ EQUITY	228,406,946	199,481,034

	$339,240,496	$324,694,654

COMMITMENTS AND CONTINGENCIES (Note 14)

Gordon M. Thompson, Director	Johan van’t Hof, Director

Crystallex International Corporation
Consolidated Statements of Operations and Comprehensive Operations
Years ended December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

	2007	2006	2005
		Restated	Restated
		(Note 11)	(Note 11)

MINING REVENUE	$13,565,167	$28,087,764	$24,989,681

OPERATING EXPENSES
Operations	19,628,681	26,244,665	22,117,746
Amortization	-	949,996	2,366,312
Accretion of asset retirement obligations	211,256	288,376	345,460
Depletion	-	833,427	330,472
	19,839,937	28,316,464	25,159,990

OPERATING LOSS	(6,274,770)	(228,700)	(170,309)

OTHER EXPENSES
General and administrative	21,688,357	22,860,917	23,126,395
Interest on Debt	13,009,439	12,945,985	11,809,087
Amortization of property, plant and equipment	63,464	104,165	705,414
Amortization of deferred financing fees	-	597,710	342,882
	34,761,260	36,508,777	35,983,778

COMMODITY CONTRACT LOSS	-	-	(3,770,835)

LOSS BEFORE OTHER ITEMS	(41,036,030)	(36,737,477)	(39,924,922)

OTHER ITEMS
Interest and other income	1,094,198	1,159,586	1,926,425
Foreign exchange gain	9,732,746	459,734	249,888
Gain on settlement of debt (Note 6)	-	-	875,610
Investment in subsidiaries (Note 9)	-	-	(6,600,000)
	10,826,944	1,619,320	(3,548,077)

NET LOSS BEFORE INCOME TAX EXPENSE	(30,209,086)	(35,118,157)	(43,472,999)

INCOME TAX EXPENSE (Note 10)	(242,310)	(566,072)	(291,436)

NET LOSS AND COMPREHENSIVE LOSS FOR THE YEAR	(30,451,396)	(35,684,229)	(43,764,435)

DEFICIT, BEGINNING OF YEAR	(283,713,831)	(248,029,602)	(204,265,167)

DEFICIT, END OF YEAR	$(314,165,227)	$(283,713,831)	$(248,029,602)

NET LOSS PER SHARE
– Basic and diluted	$(0.12)	$(0.15)	$(0.22)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
– Basic and diluted	256,668,551	230,229,162	194,729,931

The accompanying notes are an integral part of the consolidated financial statements.

Crystallex International Corporation
Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006 and 2005
(Expressed in United States dollars)
	2007	2006	2005
			Restated
			(Note 11)
CASH FLOWS FROM (USED) IN OPERATING ACTIVITIES
Net loss for the year	$(30,451,396)	$(35,684,229)	$(43,764,435)
Items not affecting cash:
Amortization and depletion	63,464	2,485,298	3,745,080
Interest accretion on debt	3,567,170	2,960,413	2,672,895
Stock-based compensation	3,111,561	2,463,691	3,665,894
Accretion of asset retirement obligations	211,256	288,376	345,460
Increases (reductions) in asset retirement
obligations	1,009,195	(598,539)	(1,095,903)
Directors’ fees paid in shares	148,000	60,000	190,000
Investment in subsidiaries	-	-	6,600,000
Gain on settlement of debt	-	-	(875,610)
Unrealized gain on translation of future income
taxes (Note 10)	(14,322,229)	-	(1,442,481)
Unrealized foreign exchange loss	2,274,657	-	-
Unrealized commodity contract gain	-	-	(8,265,111)
Warrants issued for professional fees	-	1,365,839	-
Changes in other operating assets and liabilities:
Decrease (increase) in accounts receivable	(579,772)	391,444	(351,627)
Decrease (increase) in inventories	2,725,203	(2,300,756)	(782,033)
Decrease (increase) in prepaid
expenses and other	609,840	(1,166,947)	(2,231)
Increase (decrease) in accounts payable
and accrued liabilities	(2,676,135)	(940,265)	5,107,126
	(34,309,186)	(30,675,675)	(34,252,976)
CASH FLOWS FROM (USED) IN INVESTING ACTIVITIES
Investment in property, plant and
equipment	(26,892,775)	(49,787,854)	(92,831,304)
Decrease in restricted cash and
cash equivalents	-	21,323,163	76,682,473
Decrease in short-term investments	-	-	30,277,280
	(26,892,775)	(28,464,691)	14,128,449
CASH FLOWS FROM (USED) IN FINANCING ACTIVITIES
Issuance of common shares	52,792,543	82,951,454	15,892,242
Issuance of warrants	-	5,972,069	272,926
Debt borrowings	-	-	7,673,793
Debt repayments	(3,577,355)	(5,202,552)	(4,512,500)
Deferred financing fees	-	(77,482)	(898,657)
	49,215,188	83,643,489	18,427,804
INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(11,986,773)	24,503,123	(1,696,723)
EFFECTS OF EXCHANGE RATE FLUCTUATIONS
ON CASH	(521,166)	-	-
CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR	28,573,142	4,070,019	5,766,742
CASH AND CASH EQUIVALENTS,
END OF YEAR	$16,065,203	$28,573,142	$4,070,019

Supplemental disclosures with respect to cash flows (Note 12)

Crystallex International Corporation
Consolidated Statements of Shareholders’ Equity
Years ended December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

					Equity Component	Cumulative	Accumulated Other
	Number of		Number of	Contributed	of Exchangeable	Translation	Comprehensive
	Common Shares	Amount	Warrants	Surplus	Bank Loan	Adjustment	Income	Deficit		Total
								(Restated)		(Restated)
								(Note 11)		(Note 11

Balance at December 31, 2004	189,836,735	$ 306,031,783	13,008,235	$ 31,824,328	$ -	$ 11,958,981	$ -	$ (204,265,167)		$ 145,549,925
Retroactive adjustment (Note 3)	-	-	-	-	-	(11,958,981)	11,958,981	-		-
Shares issued
Unit offering	200,000	466,549	450,000	272,926	-	-	-	-		739,475
Exercise of options	775,000	1,196,957	-	(143,934)	-	-	-	-		1,053,023
Issuance of shares under equity draw down facility	12,273,236	17,394,493	-	-	-	-	-	-		17,394,493
Acquisition of non-controlling interest	1,467,136	3,000,000	-	-	-	-	-	-		3,000,000
Exercise of warrants	3,418,500	8,210,355	(3,418,500)	(3,129,998)	-	-	-	-		5,080,357
Directors’ fees	65,186	190,000	-	-	-	-	-	-		190,000
Share exchange – El Callao	523	1,487	-	-	-	-	-	-		1,487
Exchangeable debt	-	-	-	-	2,564,366	-	-	-		2,564,366
Stock-based compensation	-	-	-	3,665,894	-	-	-	-		3,665,894
Warrants expired	-	-	(1,042,008)	-	-	-	-	-		-
Loss for the year (Restated)	-	-	-	-	-	-	-	(43,764,435)		(43,764,435)

Balance at December 31, 2005 (Restated)	208,036,316	$ 336,491,624	8,997,727	$ 32,489,216	$ 2,564,366	$ -	$ 11,958,981	$ (248,029,602)		$ 135,474,585
Shares issued:
Unit offerings	20,924,000	51,208,985	17,312,500	5,972,069	-	-	-	-		57,181,054
Exercise of options	1,641,800	5,490,735	-	(1,838,981)	-	-	-	-		3,651,754
Issuance of shares under equity draw down facility	1,661,130	4,317,661	-	-	-	-	-	-		4,317,661
Settlement of promissory note	611,300	1,800,000	-	-	-	-	-	-		1,800,000
Settlement of bank loan	3,765,841	7,641,266	-	-	(2,564,366)	-	-	-		5,076,900
Exercise of warrants	8,764,682	41,089,701	(8,764,682)	(17,316,647)	-	-	-	-		23,773,054
Directors’ fees	19,170	60,000	-	-	-	-	-	-		60,000
Share exchange – El Callao	255	725	-	-	-	-	-	-		725
Stock-based compensation	-	-	-	2,463,691	-	-	-	-		2,463,691
Warrants issued for professional fees	-	-	500,000	1,365,839	-	-	-	-		1,365,839
Warrants issued in exchange for early
exercise of warrants	-	-	875,000	-	-	-	-	-		-
Warrants expired	-	-	(233,045)	-	-	-	-	-		-
Loss for the year	-	-	-	-	-	-	-	(35,684,229)		(35,684,229)

Balance at December 31, 2006 (Restated)	245,424,494	$ 448,100,697	18,687,500	$ 23,135,187	$ -	$ -	$ 11,958,981	$ (283,713,831)		$ 199,481,034
Shares issued:
Public offering	14,375,000	50,701,111	-	-	-	-	-	-		50,701,111
Exercise of options	858,591	1,622,286	-	(411,734)	-	-	-	-		1,210,552
Settlement of promissory note	460,900	1,800,000	-	-	-	-	-	-		1,800,000
Exercise of warrants	501,500	1,117,190	(501,500)	(236,310)	-	-	-	-		880,880
Directors’ fees	38,508	148,000	-	-	-	-	-	-		148,000
Share exchange – El Callao	79	300	-	-	-	-	-	-		300
Stock-based compensation	-	-	-	4,636,465	-	-	-	-		4,636,465
Loss for the year	-	-	-	-	-	-	-	(30,451,396)		(30,451,396)
Balance at December 31, 2007	261,659,072	$ 503,489,584	18,186,000	$ 27,123,608	$ -	$ -	$ 11,958,981	$ (314,165,227)	(1)	$ 228,406,946
(1) Includes total comprehensive deficit for the twelve months ended December 31, 2007 of $302,206,246 (2006 - $271,754,850).

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

1.      NATURE OF OPERATIONS AND CONTINUATION OF BUSINESS

Crystallex International Corporation (“Crystallex” or the “Company”) is engaged in the production of gold and related activities including exploration, development, mining and processing in Venezuela.  As reflected in these financial statements, the Company has not generated sustainable operating capital from its business activities and has relied on debt, equity and other forms of financing to meet its obligations.  On February 11, 2008, the Company completed a public offering for gross proceeds of CDN$69,069,000 (Note 17). Management is of the opinion that additional financing is available to continue its planned activities in the normal course upon completion of the permitting process (refer below); however, while the Company has been successful in the past, there can be no assurance it will be able to raise sufficient funds in the future.

The Company’s principal asset is the Las Cristinas project, currently under development in Venezuela.  Continued development and the ultimate commencement of commercial production are dependent upon receipt of the Authorization to Affect Natural Resources (the “Permit”) which will allow management to proceed to put in place financing to fund construction.  These financial statements have been prepared on a going concern basis which assumes that the Company will be successful in obtaining the Permit and will be able to obtain the necessary financing to complete the Las Cristinas project through project debt, other forms of public market debt, or equity financing; thereby fulfilling its commitment under its Mine Operating Agreement.  The Company continues to believe that it will be successful in obtaining the Permit and any other government approvals that are necessary to complete the mine development and commence commercial production. The Company received official notice in March 2006 from the Venezuelan Ministry of Basic Industries and Mining (“MIBAM”) advising that MIBAM has formally approved the technical, economic and financial Feasibility Study for the Las Cristinas project. The Company further received notice in June 2007 from the Corporación Venezolana de Guayana (“CVG”), that the requirements of the Ministry of the Environment and Natural Resources of Venezuela (“MinAmb” formerly referred to as “MARN”) for the issuance of the environmental permit to commence construction of the Las Cristinas Project have been fulfilled upon the posting of a Compliance Guarantee Bond and payment of certain taxes.

The carrying value of the Las Cristinas assets could be subject to material write-down in the event that the Permit or any other permits are not received or that financing efforts are not successful, and, in addition, other adjustments to amounts and classification of assets and liabilities may be necessary to these consolidated financial statements should such circumstances impair the Company’s ability, in the future, to continue as a going concern as contemplated under accounting principles generally accepted in Canada.

2.      SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies followed by the Company, which have been consistently applied in the preparation of these consolidated financial statements, except for certain new pronouncements which have been adopted effective January 1, 2007 as described in Note 3, are summarized as follows.

These policies are consistent with accounting principles generally accepted in the United States in all material respects except as outlined in Note 18.

Basis of presentation of consolidated financial statements

The consolidated financial statements of Crystallex are prepared by management in accordance with accounting principles generally accepted in Canada.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, all of which are controlled through the ownership of a majority voting interest.  All inter-company balances and transactions have been eliminated.

Translation of foreign currency subsidiaries and foreign currency balances

The accounts of subsidiaries, all of which are considered to be integrated foreign operations, are translated from the local currency into U.S. dollars using the temporal method.  Under this method, monetary assets and liabilities are translated into U.S. dollars at the year end exchange rates, and non-monetary assets and liabilities are translated into U.S. dollars using historical rates of exchange.  Revenues and expenses, except for expenses related to non-monetary assets which are not historical, are translated into U.S. dollars at average rates for the year.  Exchange gains and losses on translation are included in the Consolidated Statement of Operations and Comprehensive Operations.

The Company translates monetary assets and liabilities that are denominated in foreign currencies at the rate of exchange in effect at the balance sheet date and non-monetary assets and liabilities at historical exchange rates.  Revenues and expenses are translated at average rates in the month except for depreciation and amortization, which are translated using the same rates as the related assets.  Foreign exchange gains and losses on monetary items are recorded on the statement of operations as they occur.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Short-term investments

Short-term investments include highly liquid investments with original maturities greater than three months and less than one year.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization.  Amortization of plant and equipment used directly in the mining and production of gold is included in operating costs.  Amortization is being provided for using the straight-line method over the following periods, not to exceed the mine’s estimated life:

Buildings	5	years
Field vehicles	5	years
Furniture and equipment	5	years
Mill and plant	20	years
Mining equipment	10	years

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

2.         SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral properties and deferred exploration and development expenditures

Mineral exploration costs such as topographical, geochemical and geophysical studies are capitalized and carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a permanent impairment in value.  Development costs incurred to access ore bodies identified in the current mining plan are expensed as incurred after production has commenced.  Development costs necessary to extend a mine beyond those areas identified in the current mining plan and which are incurred to access additional reserves are deferred until the incremental reserves are mined.  Mineral properties and development costs, including the mineral acquisition and direct mineral exploration costs relating to the current mining plan, are depleted and amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves.

Asset retirement obligations

The Company records a liability for its long-term asset retirement obligations, equal to the fair value of the obligation for asset retirement, and records a corresponding increase to the carrying amount of the related asset which is amortized and charged to amortization expense over the life of the associated asset.  The liability is increased over the period of expected cash flows with a corresponding charge to operating expenses.  The fair value of the obligation for asset retirement is re-assessed annually.

Impairment of long lived assets

The Company reviews and evaluates the recoverability of the carrying amounts of all its producing properties and related plant and equipment annually or when events or changes in circumstances indicate that the carrying amount may not be recoverable.  Estimated future net cash flows, on an undiscounted basis, are calculated using estimated recoverable ounces of gold (considering current proven and probable mineral reserves and the value beyond proven and probable which includes those mineral resources expected to be converted into mineral reserves), estimated future commodity price realization (considering historical and current prices, price trends and related factors) and operating costs, future capital expenditures, project financing costs and reclamation costs.

The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value, which is measured using discounted cash flows.

Non-producing mineral properties are evaluated for impairment based on management’s intentions and are written down when the long-term expectation is that the net carrying amount will not be recovered.

Production inventories

Gold in doré, gold in process and stockpiled ore are stated at the lower of average production cost which includes all direct and indirect costs, including amortization of equipment and facilities, and net realizable value.

Consumables and spare parts inventory are valued at the lower of average and replacement cost.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

2.        SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company uses the asset and liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of timing differences by applying substantively enacted statutory income tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of certain assets and liabilities.  The Company provides a valuation allowance against the recorded future income tax asset when it is more likely than not that some or all of the future income tax assets will not be realized.

Revenue recognition

Revenue from mining operations are recognized upon shipment of gold, when title has passed to the customer, when persuasive evidence of an arrangement exists, and collection of the sale is reasonably assured.

Deferred financing fees and debt

Until December 31, 2006, transaction costs related to the Company’s debt financings were deferred and amortized over the term of the related financing.  As a result of new accounting standards effective January 1, 2007, the Company has elected to record debt net of transaction costs. Debt is subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the debt using the effective interest method.

Loss per share

Loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the year plus outstanding warrants that are unconditionally convertible into common shares.  Diluted per share amounts are calculated using the treasury stock method.  In 2007, 2006 and 2005, the potential effect of the outstanding convertible notes, stock options and warrants were anti-dilutive.

Stock-based compensation plan

The Company has a stock-based compensation plan which is described in Note 8.  The Company accounts for stock options using the fair value method, whereby compensation expense for stock options is measured at the fair value at the grant date using the Black-Scholes valuation model and is recognized over the vesting period of the options granted.

Fair value of financial instruments

The balance sheet carrying amounts for cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate fair value due to their short-term nature.  The fair value of debt is disclosed in Note 6.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

2.         SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.  Significant estimates used include those relating to the timing and receipt of the Permit, gold prices, recoverable proven and probable reserves, available resources, available operating capital, fair value of stock options and warrants, income taxes and required asset retirement obligations.  These estimates each affect management’s evaluation of asset impairment and the recorded balances of inventories, site closure and asset retirement obligations.

While management believes these estimates and assumptions are reasonable, actual results could vary significantly.

Comparative figures

The comparative figures have been reclassified, where necessary, to conform to the presentation adopted for 2007.

3.      CHANGES IN ACCOUNTING POLICIES AND FUTURE ACCOUNTING PRONOUNCEMENTS

In 2005, the CICA issued three new accounting standards: Handbook Section 1530, Comprehensive Income (Section 1530), Handbook Section 3855, Financial Instruments – Recognition and Measurement (Section 3855), and Handbook Section 3865, Hedges (Section 3865).  These new standards became effective for the Company on January 1, 2007.

Section 1530 – Comprehensive Income

Comprehensive income is composed of net income and other comprehensive income (“OCI”).  OCI is the change in shareholders’ equity, which results from transactions and events from sources other than the Company’s activities.  These transactions and events include changes in the currency translation adjustment relating to self-sustaining foreign operations and unrealized gains and losses resulting from changes in fair value of certain financial instruments.  The Company has included a Consolidated Statement of Operations and Comprehensive Operations for changes in these items for the year ended December 31, 2007, while the cumulative changes in OCI are included in accumulated other comprehensive income (“AOCI”), which is presented as a new category of shareholders’ equity in the Consolidated Balance Sheet.  The cumulative translation adjustment has been retroactively reclassified to AOCI.

Section 3855 – Financial Instruments – Recognition and Measurement

Under the new standards, financial assets, financial liabilities and derivatives are initially recognized at fair value and their subsequent measurement depends on their classification as described below.  All financial assets or liabilities, with the exception of those securities designated as “held-to-maturity” (“HTM”), financial assets designated as “available-for-sale” (“AFS”), financial assets that are loans and receivables and other financial liabilities, are measured at fair value on each balance sheet date, with changes in fair value recorded in the Consolidated Statement of Operations and Comprehensive Operations.  Financial instruments classified as HTM, loans and receivables or other financial liabilities are recorded at amortized cost.  Financial instruments classified as AFS are measured at fair value,

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

3.      CHANGES IN ACCOUNTING POLICIES AND FUTURE ACCOUNTING PRONOUNCEMENTS
         (continued)

with changes in fair value recorded in OCI, with the exception of AFS equity securities that do not have quoted market prices in an active market which are measured at cost.

Derivative instruments are carried at fair value, including those derivative instruments that are embedded in financial or non-financial contracts which are not closely related to the host contracts.  Changes in the fair values of derivative instruments are recognized in income of the current period, with the exception of derivative instruments designated in effective cash flow hedges or hedges of foreign currency exposure in a self-sustaining foreign operation.

Section 3865 – Hedges

Section 3865 specifies the criteria that must be satisfied in order for hedge accounting to be applied and the accounting for each of the permitted hedging strategies: fair value hedges and cash flow hedges.  These criteria have not changed substantially.  Any hedge ineffectiveness is measured and recorded in income of the current period.  Hedge accounting is discontinued prospectively when the derivative no longer qualifies as an effective hedge, or the derivative is terminated or sold, or upon the sale or early termination of the hedged item.

The Company did not have any outstanding hedging contracts as at December 31, 2007 and December 31, 2006.

There was no material impact to the Company’s financial statements on adoption Sections 1530, 3855 and 3865.

Sections 1535, 3862 and 3863

In 2007, the CICA issued Handbook Section 3862, Financial Instruments – Disclosures, and Handbook Section 3863, Financial Instruments – Presentation, and Handbook Section 1535, Capital Disclosures.  Handbook Sections 3862 and 3863 together supersede Handbook Section 3861, Financial Instruments – Disclosure and Presentation and provide disclosure and presentation requirements for financial instruments.  Handbook Section 1535, Capital Disclosures specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non compliance. These new standards apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007 with early adoption permitted. The Company has elected to apply these standards for the year-ended December 31, 2007.

Future accounting pronouncements

The CICA issued new accounting standards which are effective for interim and annual consolidated financial statements for the Company’s reporting period beginning on January 1, 2008 and 2009.

Handbook Section 1400, “General Standards of Financial Statement Presentation”.  This section was amended so as to include the criteria for determining and presenting the Company’s ability to continue as a going concern.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

3.      CHANGES IN ACCOUNTING POLICIES AND FUTURE ACCOUNTING PRONOUNCEMENTS
         (continued)

Future accounting pronouncements (continued)

Handbook Section 3031, “Inventories”.  This section establishes standards for the measurement of inventories, allocations of overhead accounting for write-down and disclosures.

Handbook Section 3251, “Equity”.  This section establishes standards for the presentation of equity and changes in equity during the reporting period.  The requirements in this section are in addition to Section 1535.
The Company is currently assessing the impact of this new accounting standard on its consolidated financial statements.

The CICA has issued a new standard which may affect the financial disclosures and results of operations of the Company for interim and annual periods beginning January 1, 2009. Section 3064, Goodwill and intangible assets, establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the introduction of this standard, the CICA withdrew EIC 27, Revenues and Expenses during the pre-operating period. As a result of the withdrawal of EIC 27, the Company will no longer be able to defer costs and revenues incurred prior to commercial production at new mine operations.

The Company has not yet assessed the impact of Sections 1400, 3031, 3064 and 3251 on its consolidated financial statements.

4.    INVENTORIES

	2007	2006
Gold in doré	$397,543	$524,360
Gold in process	296,538	563,746
Stockpiled ore	33,229	958,271
Consumables and spare parts	1,415,064	2,821,200
	$2,142,374	$4,867,577

5.    PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:

		2007
	Cost	Accumulated Amortization and Depletion	Net Book Value
Plant and equipment	$121,890,469	$9,066,587	$112,823,882
Mineral properties	212,262,022	7,906,577	204,355,445
	334,152,491	$16,973,164	$317,179,327

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

5.	PROPERTY, PLANT AND EQUIPMENT (continued)

	2006 Restated (Note 11)
	Cost	Accumulated Amortization and Depletion	Net Book Value
Plant and equipment	$113,865,685	$9,003,122	$104,862,563
Mineral properties	186,451,233	7,906,577	178,544,656
	$300,316,918	$16,909,699	$283,407,219

The net book values of property, plant and equipment by location are as follows:

		2007
	Plant and Equipment	Mineral Properties	Total
Las Cristinas	$112,723,890	$204,355,445	$317,079,335
Corporate	99,992	-	99,992
	$112,823,882	$204,355,445	$317,179,327

	2006 Restated (Note 11)
	Plant and Equipment	Mineral Properties	Total
Las Cristinas	$104,691,650	$178,544,656	$283,236,306
Corporate	170,913	-	170,913
	$104,862,563	$178,544,656	$283,407,219

Plant and equipment for Las Cristinas are not subject to amortization as they have not been placed in use.

Property, plant and equipment is summarized as follows:

Las Cristinas

On September 17, 2002, the Company entered into a non-assignable mining agreement (the “Agreement”) with the Corporación Venezolana de Guayana (“CVG”), acting under the authority of the Ministry of Energy and Mines of Venezuela (“MEM”), pursuant to Venezuelan mining law, under which the Company was granted the exclusive right to explore, develop and exploit the Las Cristinas 4, 5, 6 and 7 properties including the processing of gold for its subsequent commercialization and sale. As a result of entering into the Agreement, the Company has discontinued previous legal proceedings to confirm its title rights to the Las Cristinas 4 and 6 concessions.

The aggregate cost incurred by the Company to December 31, 2007 to obtain the right to exploit the area is $317,079,335, represented by $266,627,080 of payments in cash, $32,003,206 related to future income taxes, $16,924,146 made through the issuance of common shares of the Company, and $1,524,903 made through stock options issues by the Company. Costs are comprised of property payment and finders’ fees of $36,170,393 ($24,978,317 in cash and $11,192,076 through shares); professional fees and related expenses of $136,151,846 ($130,419,776 in cash and $5,732,070 through shares); and equipment purchases of $112,753,890 (in cash).  Share issuances are valued at the prior 5 day weighted average trading price for the common shares on the American Stock Exchange.  The preceding amounts include payments relating to travel and administrative costs of  $3,515,806, during the year ended December 31, 2007 (2006 - $793,557; 2005 - $370,579).

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

6.       DEBT

	2007	2006
Notes payable	$83,291,377	$82,734,477
Bank loan	-	3,163,011
Exchangeable promissory note	-	1,800,000
	83,291,377	87,697,488
Less: Current portion of debt	-	3,172,559
	$83,291,377	$84,524,929

Deferred Financing Fees

Effective January 1, 2007 deferred financing fees of $2,595,627 were reclassified to debt as a result of new accounting standards.  Accordingly, the Notes payable balance as at December 31, 2007 is reflected net of financing fees.

Notes Payable

In conjunction with a Unit offering on December 23, 2004 the Company issued $100,000,000 principal amount senior unsecured notes (the “Notes”) with a coupon rate of 9.375%, due on December 23, 2011 for net proceeds of $75,015,250, after expenses and equity allocation.  Interest is payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2005.  The Company may redeem the Notes, in whole or in part, at any time after December 31, 2008 at a redemption price of between 100% and 102% of the principal amounts of the Notes, depending on the redemption date, plus accrued and unpaid interest and additional interest, if any, to the date of the redemption.  In addition, the Company may be required to redeem the Notes for cash under certain circumstances, such as a change in control in the Company or where the Company ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project; or the Company may redeem the Notes, in whole but not in part, for cash at its option under certain circumstances, such as a change in the applicable Canadian withholding tax legislation.

The carrying value of the Notes was derived from a financial offering that contained both a liability and equity component.  As a result, the equity component was allocated based on the fair value of the shares issued with the Unit offering, calculated at $21,450,000 with $78,550,000 being the discounted fair value of the Notes.  The discounted fair value of the Notes is accreted to the face value of the Notes using the effective interest rate method over its seven year term, with the resulting charge recorded to interest expense.

Bank Loan

In May 2007, the loan balance was repaid.

On December 23, 2005 the Company and its subsidiaries restructured their outstanding obligations to Standard Bank Plc (“SB”) to close out all outstanding gold forward sales and call option transactions and to amend its existing credit agreement.

Pursuant to the restructuring, (1) the gold forward sales and call options transactions were closed out and the resulting liability of approximately $14,315,000 was converted into a fully drawn term loan facility, and amortized over two years until maturity on December 31, 2008 and (2) the payment obligation under the existing credit agreement due in January 2006 was restructured and coordinated with the payment terms of the new term loan facility.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

6.         DEBT (continued)

The principal amounts outstanding under the new term loan facility and the restructured credit agreement bore interest at a rate per annum equal to LIBOR plus 2.5%. The Company was required to make a single aggregate payment of $150,000 per month on account of interest and principal under the term loan facility and the restructured credit agreement. The Company was also required to make additional principal repayments under the new term loan facility and the restructured credit agreement in certain circumstances, including the issuance of equity or convertible or exchangeable debt securities other than issuances pursuant to existing credit arrangements.  Accordingly, upon completion of the private placement unit offerings in February 2006 and August 2006 (Note 8), the Company repaid $2,123,800 and $1,889,324, respectively, of principal due to SB.

Of the principal amount outstanding under the new term loan facility, $7,500,000 was exchangeable at the option of SB for Crystallex common shares at a price per common share equal to the lesser of the average market price of Crystallex common shares on the Toronto Stock Exchange (“TSX”) for the five trading days preceding December 23, 2005 and the average market price of Crystallex common shares on the TSX for the five trading days preceding the exchange date.

Of the $7,500,000 exchangeable portion of the debt, $4,935,634 and $2,564,366 respectively, was allocated between the liability and equity components of the debt.  The liability component represented the present value of the exchangeable portion discounted using the interest rate that would have been applicable to the non-exchangeable debt.  The equity component represented the present value of the interest payments which the Company could settle through the issuance of shares or by cash, discounted at the same rate as the liability component (the interest component) and the right of SB to convert the principal of the debt into common shares, determined as the residual amount at the date of the new term loan facility.

As a result of restructuring the $2,054,000 principal payment due in January 2006 under the previous credit agreement with SB, the Company recorded a gain of $875,610 in December 2005.

In May 2006, SB elected to convert into common shares $7,500,000 principal amount of the loan in accordance with the terms of the credit agreement.  As a result of the conversion, Crystallex issued 3,765,841 common shares to SB as settlement of the $7,500,000 face value amount of the loan as well as including the accrued interest, accretion and deferred financing fees all of which resulted in a value of $7,641,266 being assigned to the shares issued.

Exchangeable Promissory Note

In July 2007, the promissory note was settled in full.

On December 31, 2005, the Company, through ECM (Venco) Ltd, (“ECM”), an indirect wholly-owned subsidiary, issued to Corporación Vengroup, S.A. (“Vengroup”) a $3,600,000 exchangeable promissory note of ECM.

Under the terms of the exchangeable promissory note, either party may elect to have the instalment payment satisfied by the delivery of Crystallex common shares.  The number of shares to be delivered to Vengroup is based on the weighted average trading price of the Crystallex common shares on the TSX during the five trading days immediately preceding delivery of an exchange notice.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

6.      DEBT (continued)

In March 2006 Vengroup exercised its right to exchange the June 29, 2006 principal instalment payment of $900,000 for common shares of Crystallex.  The Company issued 307,213 common shares as settlement of this principal instalment payment.

In July 2006 Vengroup exercised its right to exchange the December 29, 2006 principal instalment payment of $900,000 for common shares of Crystallex.  The Company issued 304,087 common shares as settlement of this principal instalment payment

In January 2007 Vengroup exercised its right to exchange the June 29, 2007 principal instalment payment of $900,000 for common shares of Crystallex.  The Company issued 245,710 common shares as settlement of this principal instalment payment.

In July 2007, Vengroup exercised its right to exchange the December 29, 2007 final principal instalment payment of $900,000 for common shares of Crystallex.  The Company issued 215,190 common shares as settlement of this final principal instalment payment.  This obligation was settled in full after the July 2007 exercise.

Interest accretion

Interest accretion on the Notes and bank loan of $3,567,170 was expensed during the year ended December 31, 2007 (December 31, 2006 – $ 2,960,413) as a component of interest expense.

Fair value of debt

The estimated fair value of debt, which is not recognized in these consolidated financial statements, is $82,000,000 (2006: $84,878,219) and is determined by discounting the contractual cash flows using market interest rates for debt with similar terms and risks.

7.       ASSET RETIREMENT OBLIGATIONS

The key assumptions on which the fair value of the asset retirement obligations are based include the estimated future cash flows, the timing of those cash flows, and the credit-adjusted risk-free rate or rates at which the estimated cash flows have been discounted.  The Company used a discount rate of 15%.  As at December 31, 2007, undiscounted cash outflows approximating $3,400,000 are expected to occur over a five year period.

In view of the uncertainties concerning future asset retirement and progressive reclamation costs, the ultimate costs to the Company could differ materially from the amounts estimated.  The estimate for the future liability is subject to change based on possible amendments to applicable laws and legislation, the nature of ongoing operations and technological innovations.  Future changes, if any, due to their nature and unpredictability, could have a significant impact and would be reflected prospectively, as a change in an accounting estimate.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

7.       ASSET RETIREMENT OBLIGATIONS (continued)

The following table explains the change in the asset retirement obligations:

	2007	2006
Asset retirement obligations, beginning of year	$1,210,575	$1,520,738
Accretion expense	211,256	288,376
Revisions in estimated cash flows	1,009,195	(598,539)
	2,431,026	1,210,575
Less: current portion	566,786	239,408
Asset retirement obligations, end of year	$1,864,240	$971,167

8.       SHARE CAPITAL

	2007	2006
Authorized
Unlimited common shares, without par value
Unlimited Class “A” preference shares, no par value
Unlimited Class “B” preference shares, no par value

Issued
261,659,072 Common Shares
(2006 – 245,424,494)	$503,489,584	$448,100,697

Warrants

As at December 31, 2007 common share purchase warrants were outstanding enabling the holders to acquire common shares as follows:

Exercise Price	Number of Warrants		Weighted Average Remaining Contractual Life (Years)
$4.30 ($4.25 CDN)	5,061,000	[1]	0.12
$4.00	875,000		0.54
$4.25	12,250,000	[2]	-
	18,186,000

¹ These warrants expired at maturity on February 11, 2008.

² These warrants become exercisable for an eighteen month period commencing on the date which is 45 days following the receipt of the Permit for the Company’s Las Cristinas project.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

8.      SHARE CAPITAL (continued)

Warrants (continued)

A summary of common share purchase warrants outstanding as at December 31 and changes during each of the years then ended is as follows:

	2007		2006
	Weighted Number of Warrants	Average Exercise Price	Weighted Number of Warrants	Average Exercise Price
Balance – beginning of year	18,687,500	4.01	8,997,727	2.71
Granted	-	-	18,687,500	4.01
Exercised	(501,500)	1.76	(8,764,682)	2.71
Expired or forfeited	-	-	(233,045)	2.75

Balance – end of year	18,186,000	4.25	18,687,500	4.01

Stock options

The Company has an Incentive Share Option Plan (the “Plan”) that provides for the granting of options to executive officers, directors, employees and service providers of the Company to a maximum of 10% of the issued and outstanding common shares of the Company on a non-dilutive basis.  Under the Plan, the exercise price of each option cannot be less than the closing price of the Company’s common shares on the Toronto Stock Exchange, on the trading day immediately preceding the date of the grant.  Stock options granted to service providers and employees, executive officers, and directors have a life of two, five and ten years, respectively.  Stock options may vest immediately, or over periods ranging from one year to three years.  In June 2007 the shareholders of the Company approved amendments to the Plan whereby the Board of Directors may permit an optionee to elect to receive without payment by the optionee of any additional consideration, common shares equal to the value of options surrendered.

The Company determines the fair value of the employee stock options using the Black-Scholes option pricing model.  The estimated fair value of the options is expensed over their respective vesting periods.  The fair value of stock options was determined using the following weighted average assumptions:

	2007	2006	2005

Risk free interest rate	4.10%	4.13%	3.61%
Expected life (years)	3.0	3.70	3.97
Expected volatility over expected life	111%	119%	105%
Expected dividends	-	-	-

The fair value compensation recorded for the year ended December 31, 2007 was $4,636,465 (2006 - $2,463,691; 2005 - $3,665,894) of which $3,111,561 (2006 - $2,463,691; 2005 - $3,665,894) was expensed and $1,524,904 (2006 – nil; 2005 – nil) was capitalized to mineral properties.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

8.       SHARE CAPITAL (continued)

Stock options (continued)
	2007	2006	2005
Weighted average fair value of options granted during the year-CDN$	$2.49	$2.63	$2.75

As at December 31, 2007 stock options were outstanding enabling the holders to acquire common shares as follows:

		Outstanding Options		Exercisable Options

Range of Exercise Price-Cdn	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price-CDN$	Number Exercisable	Weighted Average Exercise Price-CDN$
$1.00 to $1.50	797,500	0.64	$ 1.46	797,500	$ 1.46
$1.75 to $2.60	4,139,935	3.48	2.22	4,010,435	2.23
$2.65 to $3.60	4,260,754	4.83	3.12	3,800,754	3.09
$4.00 to $4.65	3,329,233	5.12	4.33	2,632,733	4.26
	12,527,422	4.20	$ 3.04	11,241,422	$ 2.94

A summary of the status of the Plan as at December 31 and changes during each year then ended is as follows:

	2007			2006		2005
	Number Of Options		Weighted Average Exercise Price-CDN$	Number of Options	Weighted Average Exercise Price-CDN$	Number of Options	Weighted Average Exercise Price- CDN$
Balance - beginning of year	11,394,085		$2.80	11,327,394	$2.63	10,950,250	$2.46
Granted	2,067,004		3.66	1,773,400	3.73	1,407,644	3.28
Exercised	(864,000	)*	1.62	(1,641,800)	(2.31)	(775,000)	(1.66)
Expired or forfeited	(69,667)		3.81	(64,909)	(2.51)	(255,500)	(2.02)
Balance - end of year	12,527,422		$3.04	11,394,085	$2.80	11,327,394	$2.63

*Includes 6,500 options which were exercised for 1,091 common shares of the Company on a cashless basis

Financing Transactions

Fiscal 2007 Activities

On April 24, 2007, the Company issued 14,375,000 common shares at CDN$4.25 per common share, in a bought deal with a syndicate of underwriters, for proceeds of CDN$57,103,000 ($50,701,111) after underwriting fees and expenses.

In January and July, 2007, under the terms of the exchangeable promissory note between Vengroup and ECM (Note 6), the Company issued a total of 460,900 common shares to Vengroup as settlement of $1,800,000 due to Vengroup.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

8.         SHARE CAPITAL (continued)

Fiscal 2006 Activities

In January 2006, the Company issued 1,661,130 common shares for net proceeds of $4,317,661 under the terms of its equity draw down facility.

In February 2006, the Company completed a private placement of 10,799,000 units.  Each unit was comprised of one common share and 1.1344 common share purchase warrants.  Each whole warrant entitles the holder to purchase one common share at a price of US$4.25.  The warrants are non-transferable and are exercisable for an 18 month period commencing 45 days following receipt of the Permit for the Company’s Las Cristinas project in Venezuela.  Certain events, including change in control of the Company or in the Company’s interest in the Las Cristinas project, make the warrants immediately exercisable.  The net proceeds received by the Company, after considering issuance costs of $991,972, was $30,325,132.  The issuance costs were allocated proportionately to the amounts recorded as share capital of $28,233,744 and contributed surplus of $2,091,388.

In March and July 2006, under the terms of the exchangeable promissory notes between Vengroup and ECM (Note 6), the Company issued a total of 611,300 common shares to Vengroup as settlement of $1,800,000.

In May 2006, upon SB’s exercise of its exchange rights, the Company issued 3,765,841 common shares to SB as settlement of the $7.5 million exchangeable portion of the bank loan (Note 6).

In July 2006, the Company agreed to amend the terms of 2,197,727 unlisted common share purchase warrants (the “Warrants”). Each Warrant entitled the holder to acquire one common share of the Company at an exercise price of US$2.75 per share until September 15, 2006. Pursuant to the terms of the amendment to the Warrants and their subsequent exercise, the Company issued approximately 0.398 new common share purchase warrants (the “New Warrants”) in exchange for each Warrant exercised, for an aggregate of 875,000 New Warrants. Each New Warrant issued entitles the holder to acquire one common share in the capital of the Company at an exercise price of US$4.00 per share until July 14, 2008.

The Company agreed to amend the terms of warrants granted to its project finance advisor (“Advisor”). The Company previously issued 500,000 common share purchase warrants to its Advisor in April 2003 that would only become exercisable to the Advisor should the Advisor secure financing for the Las Cristinas project (“the Financing Condition”). In July 2006 the Company agreed to remove the Financing Condition from these warrants and, accordingly, recorded professional fees of $1,365,839.

In August 2006, the Company completed a public offering of 10,125,000 units.  Each unit was comprised of one common share and one half of one common share purchase warrant.  Each whole warrant entitles the holder to purchase one common share at a price of CDN$4.25.  The warrants are exercisable on or before February 10, 2008. The net proceeds received by the Company, after considering issuance costs of CDN$2,309,331 ($2,061,078), was CDN$30,090,669 ($26,855,922). The issuance costs were allocated proportionately to the amounts recorded as share capital of CDN$25,742,567 ($22,975,241) and contributed surplus of CDN$4,348,102 ($3,880,681).

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

8.         SHARE CAPITAL (continued)

Fiscal 2005 Activities

On July 29, 2005, the Company filed a preliminary short form base shelf prospectus with the Ontario Securities Commission and a corresponding registration statement with the United States Securities and Exchange Commission pursuant to the multijurisdictional disclosure system. On August 23, 2005 the preliminary short form base shelf prospectus and registration statement became effective. This prospectus enables the Company to offer at its option, over a 25-month period, up to an aggregate of CDN$75 million of senior unsecured notes, common shares, warrants and units in one or more offerings.

On September 14, 2005 the Company established, as covered under the short form base shelf prospectus, a CDN$60 million equity draw down facility with a counterparty and also issued and sold to them for gross proceeds of CDN$10 million (received on closing), units comprising CDN$10,000,000 principal amount of 5% Series 2 Notes due March 13, 2006, 200,000 common shares, and warrants to acquire 450,000 common shares exercisable on or before September 13, 2006 at a price of CDN$3.19 per share. The securities comprising the units separated immediately upon issue (Note 6).  During the period October 5, 2005 through to December 16, 2005 the Company issued 12,273,236 common shares for net proceeds of $17.8 million under its equity draw down facility.  In accordance with the terms of the draw down facility a portion of the proceeds were used to repay the outstanding Series 2 Notes.

On December 30, 2005, the Company acquired the non-controlling shareholder interests in the holding companies which own or control the interests in certain of Lo Incréible mining properties located in Bolivar State, Venezuela (including the La Victoria deposit).  Under the terms of the transaction ECM purchased the 49% outstanding interest in Osmin Holdings Limited (“Osmin”) and the 30% outstanding interest in Tamanaco Holdings Limited (“Tamanaco”) owned by Vengroup and a related company, for consideration consisting of $6,600,000 payable as follows:

-	$3,000,000 by the issuance and delivery to Vengroup of 1,467,136 Crystallex common shares;
-	$3,600,000 by the issuance and delivery to Vengroup of a $3,600,000 exchangeable promissory note of ECM (Note 6).

In addition, the arbitration proceedings between Crystallex and Vengroup were terminated and the parties delivered mutual releases with respect to the subject matter of the arbitration proceedings.  As a result of the transaction, the joint venture arrangements between ECM and Vengroup have been terminated and the Company, through its subsidiaries, now owns 100% of Osmin and Tamanaco. ECM’s obligations under the exchangeable promissory note are guaranteed by a subsidiary of ECM and secured by a pledge of the shares of ECM’s Venezuelan subsidiary that directly holds the interest in the Lo Increible properties.

As part of the transaction, Crystallex also entered into a consulting agreement with the principals of Vengroup pursuant to which Crystallex has agreed to pay aggregate consulting fees of $600,000.  These amounts were expensed during 2005 and included in general and administrative expenses in the consolidated statement of operations.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

8.         SHARE CAPITAL (continued)

Shareholder Rights Plan

On October 30, 2006 the shareholders of the Company voted to ratify, confirm and approve a new shareholder Rights Plan (the “Rights plan”) which was originally approved by the Board of Directors of the Company on June 22, 2006.  The rights issued under the Rights plan are subject to reconfirmation at every third annual meeting of shareholders and will expire at the close of the Company’s annual meeting in 2016 (the “Expiration Time”).

Pursuant to the Rights plan, the Board of Directors declared a distribution of one right (a “Right”) for each outstanding Common Share of the Company to shareholders of record at the close of business on the Record Date and authorized the issuance of one Right for each Common Share issued after the Record Date and prior to the Separation Time (described below) and the Expiration Time.  The Rights will separate from the Common Shares at the time (the “Separation Time”) which is the close of business on the eighth trading day (or such later day as determined by the Board of Directors) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the Common Shares of the Company by any person other than in accordance with the terms of the Rights plan.

In order to constitute a “Permitted Bid”, an offer must be made in compliance with the Rights plan and must be made to all shareholders (other than the offeror), must be open for at least 60 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further 10 business day period.

9.         INVESTMENT IN SUBSIDIARIES

In November 2004, Vengroup delivered a notice of arbitration to the Company and ECM.  On December 29, 2005 the Company and ECM reached a settlement with Vengroup.  As part of this settlement ECM acquired the non-controlling shareholder interests in the holding companies which own or control the mining rights to certain of its Lo Increible mining properties for consideration of $6.6 million.  As part of the transaction to acquire the non-controlling shareholder interests, the Company also entered into a two-year consulting agreement for total fees of $600,000.  This investment in ECM and its subsidiaries was subsequently written down to $ Nil in 2005, as the Company had previously written off its controlling interest in the related underlying mining assets.

Effective August 19, 2004, the Company acquired, under a plan of arrangement, all of the outstanding shares of El Callao Mining Corporation (“El Callao”) not previously owned.  As a result of this transaction 0702259 B.C. Ltd., a successor company to El Callao under the plan of arrangement and a subsequent amalgamation, is now a wholly-owned subsidiary of Crystallex.  As consideration, shareholders of El Callao (other than Crystallex) received 0.01818 of a Crystallex common share for each of their El Callao shares representing a total obligation to issue 172,975 Crystallex common shares.  The value associated with acquiring these shares was $493,702.  This investment was subsequently written down to $ Nil in 2004.  As at December 31, 2007, the Company had issued 164,815 common shares and is obligated to issue the remaining 8,160 common shares.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

10.     INCOME TAXES

The Company did not record a benefit for income taxes for the years ended December 31, 2007, 2006 and 2005, due to the recurrence of operating losses and the Company’s determination that it is not more likely than not that future income tax assets will be realized. The Company recorded a provision for income taxes related to one of its subsidiaries in Venezuela.

The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the loss before tax provision due to the following:

	2007	2006	2005 Restated (Note 11)
Statutory tax rate	35.08%	35.88%	36.12%
Loss before income tax provision	$(30,209,086)	$(35,118,157)	$(43,472,999)

Expected income taxes recoverable	$(10,597,347)	$(12,600,395)	$(15,702,447)
Change in valuation allowance	(6,957,710)	9,645,913	8,406,291
Change in substantively enacted tax rates	4,869,757	2,772,385	-
Change in foreign exchange rates	(10,060,082)	(1,513,694)	(951,840)
Non-deductible items	6,850,578	1,946,169	1,768,547
Reduction in loss carry forwards	16,026,915	284,071	6,484,430
Difference in foreign tax rates	110,199	31,623	286,455
Actual income tax provision	$242,310	$566,072	$291,436

The tax effects of temporary differences that would give rise to significant portions of the future tax assets and future tax liabilities at December 31 are as follows:

	2007	2006 Restated (Note 11)
Future income tax assets:
Loss carry forwards and deferred financing fees	$60,739,199	$68,083,102
Asset retirement obligations	826,549	411,596
Less: valuation allowance	(57,938,069)	(64,895,779)
Net future income tax asset	3,627,679	3,598,919

Future income tax liabilities
Property, plant and equipment	(17,870,565)	(27,113,020)
Net future income taxes	$(14,242,886)	$(23,514,101)

Future income tax assets are recognized to the extent that realization is considered more likely than not.  Since the Company has determined that it is more likely than not that the future income tax assets are not recoverable, the net future income tax assets have been fully offset by a valuation allowance.  The prior years’ presentation has been amended to conform to the current year’s presentation.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

10.     INCOME TAXES (continued)

The components of the Company’s future income tax balance include a future income tax estimate of 34% of the carrying value of the Las Cristinas asset recorded in the parent entity for accounting purposes which may not have deductibility for income tax purposes in the Venezuela Branch in the foreseeable future. The Company recognized unrealized non-cash foreign currency translation gains of $14,322,229 during the year ended December 31, 2007 (2006: $nil; 2005: $1,442,481). These translation gains result from the translation into U.S. dollars at the end of the year of the Venezuelan-denominated future income tax liabilities that are recognized in connection with these expenditures on the Las Cristinas asset. Such currency translation gains and losses have been recorded in the determination of net loss.

At December 31, 2007 the Company has the following unused tax losses available for tax purposes:

	Country
Year of Expiry	Canada	Venezuela
2008	$1,874,000	$2,191,464
2009	$45,965,000	$265,029
2010	$38,962,000	$899
2014	$17,670,000	$-
2015	$37,152,000	$-
2026	$28,335,000	$-
2027	$22,468,000	$-

11.    RESTATEMENT OF PRIOR YEARS DUE TO FUTURE INCOME TAXES

In 2007, the Company reviewed its accounting practices in respect of certain expenditures made in connection with its Venezuela Branch but funded by its Canadian parent entity with respect to Las Cristinas. The Company determined that such expenditures, previously treated as deductible for tax purposes, that have been capitalized in the Canadian parent entity are not likely to be deductible neither in Venezuela nor in Canada thereby creating a difference between their accounting and tax values. The resulting future tax liability is subject to foreign exchange translation gains and losses at each reporting period when it is re-valued into US dollars.

The following table summarizes information relating to the restatement of prior years as a result of this review:
	Canadian GAAP	U.S. GAAP
Cumulative non-deductible expenditures
2006	$52,318,966	$28,622,554
2005	$39,356,965	$15,660,553
2004	$30,048,783	$6,352,371
Related Future income tax liabilities
2006	$23,514,101	$14,394,877
2005	$16,836,707	$7,717,481
2004	$13,484,065	$3,272,433
Capitalized to Mineral Properties during the year
2006	$6,677,395	$6,677,395
2005	$4,795,124	$4,795,124
2004	$3,506,014	$3,272,433
Unrealized foreign currency translation gains
2006	$-	$-
2005	1,442,481	350,072
2004	1,995,610	-
Cumulative effect on net loss	$3,438,091	$350,072

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

11.          RESTATEMENT OF PRIOR YEARS DUE TO FUTURE INCOME TAXES (continued)

		As at December 31, 2006
	As Previously Reported	Adjustment	As Restated
Canadian GAAP
Property, plant and equipment	$256,455,027	$26,952,192	$283,407,219
Future income taxes	$-	$23,514,101	$23,514,101
Opening Deficit	$(251,467,693)	$3,438,091	$(248,029,602)
Net Loss for the Year	(35,684,229)	-	(35,684,229)
Deficit, End of Year	$(287,151,922)	$3,438,091	$(283,713,831)

U.S. GAAP
Property, plant and equipment	$195,346,705	$14,744,949	$210,091,654
Future income taxes	$-	$14,394,877	$14,394,877
Shareholders’ Equity	$134,934,621	$350,072	$135,284,693

	As at December 31, 2005
	As Previousl Reported	Adjustment	As Restated
Canadian GAAP
Property, plant and equipment	$215,260,043	$20,274,801		$235,534,844
Future income taxes	$-	$16,836,707		$16,836,707
Opening Deficit	$(206,260,777)	$1,995,610		$(204,265,167)
Net Loss for the Year	(45,206,916)	1,442,481		(43,764,435)
Deficit, End of Year	$(251,467,693)	$3,438,091		$(248,029,602)

Net Loss per Share	$(0.23)	$0.01		$(0.22)

U.S. GAAP
Property, plant and equipment	$144,559,985	$8,067,557		$152,627,542
Future income taxes	$-	$7,717,481		$7,717,481
Shareholders’ Equity	$58,772,070	$350,072		$59,122,142
Net Loss for the Year	$(41,911,000)	$350,072		$(41,560,928)
Net Loss per Share	$(0.22)	$$0.01	$	$(0.21)

The estimated future income taxes represent a net accounting entry derived from the current lack of deductibility in the Venezuela Branch of certain expenditures related to Las Cristinas which were funded by the parent Company in Canada. These costs will be amortized for accounting purposes but may not be for income tax purposes. Accordingly, the future income taxes represent an undiscounted estimate of the tax effect of this difference, and therefore are not payable at the present.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

12.          SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	2007	2006
Cash and cash equivalents consist of:
Cash	$2,157,518	$8,492,231
Commercial paper with interest rate of 5%	-	20,080,911
Canadian Treasury Bills with interest rate of 2.05%	13,907,685	-
	$16,065,203	$28,573,142

Cash paid during the years ended December 31

	2007	2006	2005
For interest	$9,458,625	$9,985,572	$5,239,726
For income taxes	$385,725	$338,353	$317,656

Investment in property, plant and equipment for the years ended December 31

	2007	2006	2005
		Restated (Note 11)	Restated (Note 11)
Net book value of property, plant and equipment
January 1	$283,407,219	$235,534,843	$132,809,013
Net book value of property, plant and equipment
December 31	317,179,327	283,407,219	235,534,843
Net additions to property, plant and equipment
(after amortization and depletion) during the
year ended December 31	33,772,108	47,872,376	102,725,830
Capitalization of stock compensation	(1,524,904)	-	-
Future income taxes	(5,051,011)	(6,677,395)	(4,795,124)
Amortization and depletion expenses	63,464	1,887,588	3,402,198
Net additions to property, plant and equipment
during the year ended December 31	27,259,657	43,082,569	101,332,904
Changes in working capital related to
property, plant and equipment acquisitions	(366,882)	6,705,285	(8,501,600)
Cash investment in property, plant and equipment
during the year ended December 31	$26,892,775	$49,787,854	$92,831,304

Issuance of common shares for cash for the years ended December 31

	2007	2006	2005
Cash received from:
Public offerings	$50,701,111	$51,208,985	$466,549
Exercise of options	1,210,552	3,651,754	1,053,023
Exercise of warrants	880,880	23,773,054	5,080,357
Issuance of shares under equity
draw down facility before financing costs	-	4,317,661	17,751,313
Loan repayment from equity drawdown facility	-	-	(8,459,000)
Issuance of common shares for cash
during the year ended December 31	$52,792,543	$82,951,454	$15,892,242

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

12.    SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS (continued)

Significant non-cash transactions for the years ended December 31

	2007	2006	2005
Issuance of common shares and warrants for:
Settlement of promissory note
460,900 shares (2006 – 611,300 shares)	$1,800,000	$1,800,000	$-
Directors’ fees 38,508 shares
(2006 – 19,170 shares; 2005 – 65,186 shares)	$148,000	$60,000	$190,000
Acquisition of non-controlling interest
(2005: 1,467,136 shares)	$-	$-	$3,000,000
Settlement of bank loan (2006: 3,765,841 shares)	$-	$7,641,266	$-
Settlement of professional fees
(2006: 500,000 warrants)	$-	$1,365,839	$-

13.    SEGMENTED INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.  All of the Company’s operations are within the mining sector.  Due to geographic and political diversity, the Company’s mining operations are decentralized, whereby mine general managers are responsible for business results and regional corporate offices provide support to the mines in addressing local and regional issues.  The Company’s operations are therefore segmented on a district basis.  The Company’s only product is gold, produced from mines located in Venezuela.

The segments’ accounting policies are the same as those described in the summary of significant accounting policies except that other expenses, the commodity contract gain/loss and other items are not allocated to the individual operating segments when determining profit or loss, but rather are attributed to the corporate office.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

13.    SEGMENTED INFORMATION (continued)

Geographic information:

Substantially all revenues generated and capital assets held by the Company are in Venezuela, except for long-lead time capital assets required for the development of Las Cristinas, of which significant amounts are located temporarily in Houston, U.S.A ,  Antwerp, Belgium and Cape Town,  South Africa.

		Venezuelan	Las Cristinas
	Corporate	Operations	Development	Total
Year ended – December 31, 2007
Mining revenue	$-	$13,565,167	$-	$13,565,167
Mining operations	$-	$(19,628,681)	$-	$(19,628,681)
Depletion, amortization and accretion	$(63,464)	$(211,256)	$-	$(274,720)
Interest and other income	$1,094,198	$-	$-	$1,094,198
Interest expense	$(12,594,795)	$(414,644)	$-	$(13,009,439)
Segment income (loss)	$(34,617,618)	$(8,221,090)	$12,387,312	$(30,451,396)
Segment assets	$15,222,923	$5,268,472	$318,749,101	$339,240,496
Capital expenditures	$-	$-	$26,892,795	$26,892,775
Year ended – December 31, 2006
Mining revenue	$-	$28,087,764	$-	$28,087,764
Mining operations	$-	$(26,244,665)	$-	$(26,244,665)
Depletion, amortization and accretion	$(701,875)	$(1,783,423)	$-	$(2,485,298)
Interest and other income	$1,159,586	$-	$-	$1,159,586
Interest expense	$(12,389,335)	$(556,650)	$-	$(12,945,985)
Segment loss	$(34,096,015)	$(1,588,214)	$-	$(35,684,229)
Segment assets (Restated – Note 11)	$31,536,272	$9,922,076	$283,236,306	$324,694,654
Capital expenditures	$-	$-	$49,787,854	$49,787,854
Year ended – December 31, 2005
Mining revenue	$-	$24,989,681	$-	$24,989,681
Mining operations	$-	$(22,117,746)	$-	$(22,117,746)
Depletion, amortization and accretion	$(1,048,296)	$(2,696,784)	$-	$(3,745,080)
Interest and other income	$1,926,425	$-	$-	$1,926,425
Interest expense	$(11,532,146)	$(276,941)	$-	$(11,809,087)
Segment income (loss) (Restated – Note 11)	$(44,468,230)	$(738,686)	$1,442,481	$(43,764,435)
Segment assets (Restated – Note 11)	$29,543,350	$7,895,306	$233,476,342	$270,914,998
Capital expenditures	$54,571	$855,961	$91,920,772	$92,831,304

14.    COMMITMENTS AND CONTINGENCIES

Under the terms of the Las Cristinas Mine Operation Agreement with the Corporacion Venezolana de Guayana dated September 17, 2002 the Company has undertaken to make all investments necessary to develop and exploit the Las Cristinas deposits.

The capital cost of the project was revised to $356 million in November 2007 (previous estimate August 2005 $293 million), of which $102 million has been spent to date.  Once construction begins the remaining $254 million will need to be spent to complete the project.

The Company is committed to spend approximately $2.8 million to complete certain social projects at Las Cristinas.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

14.        COMMITMENTS AND CONTINGENCIES (continued)

Lease agreements

The Company has entered into various operating lease agreements which expire over the next four years.  Total rent expense charged to operations under these agreements was $236,222 (2006 - $181,686; 2005 - $178,135).

Minimum lease payments under operating leases in effect through 2011 are as follows:

2008	$274,451
2009	74,120
2010	23,681
2011	17,761
$390,013

Other

On May 23, 2006 the Company and certain directors and officers were served with a Statement of Claim by an individual alleging misrepresentation, conspiracy and breach of contract, and claiming damages of approximately CDN$1,750,000. The Company has filed its Statement of Defense and believes that there is little likelihood of any ultimate liability. However, as the outcome of this matter cannot be determined at this time, the Company has made no provision for this contingency as at December 31, 2007.

In the normal course of business, the Company may enter into contracts that contain commitments to pay amounts dependent upon future events.  Such amounts, if any, are not determinable as yet; consequently, no amounts have been accrued in the financial statements with respect to these commitments.

15.       RELATED PARTY AND OTHER TRANSACTIONS

During the year, the Company entered into the following transactions with related and other parties:

a)	Paid consulting and underwriting fees of $3,371,257 (2006 - $2,947,156; 2005 - $120,900) to a company which retains the Chairman of the Company as an employee.

b)	Paid consulting fees of $94,038 to a company which retains the Chairman of the Company as a director.

c)	Paid legal fees of $729,901 in 2005 to a law firm, while a partner of whom was a director of the Company.

The amounts charged to the Company for the services provided have been determined by negotiation among the parties.  These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

16.       RISK MANAGEMENT

The Company’s activities expose it to currency risk and liquidity risk.  The Company is not exposed to significant credit risk as payment in full is typically collected at the time of sale or delivery, and other receivables involve counterparties that are government agencies which do not expose the Company to significant credit risk.  The Company is not exposed to significant cash flow or fair value interest rate risk in respect of its financial instruments.

Currency Risk

The Company has important operations in Venezuela, where currently there is an exchange control regime and is exposed to foreign exchange risk from the exchange rate of the Venezuelan Bolivar relative to the U.S. dollar. Foreign exchange risk is mainly derived from assets and liabilities shown in Venezuelan Bolivars.

The Company limits its foreign exchange risk by the acquisition of short-term financial instruments and, when possible, minimizes its Bolivar monetary asset position.

As of December 31, 2007 and 2006 the Company had the following monetary assets and liabilities denominated in foreign currencies other than the U.S. dollar, shown at their equivalent amounts in Venezuelan Bolivars with its carrying value in U.S. dollars:

	2007	2007	2006	2006
	Bs(000)	US $	Bs(000)	US $
Monetary assets	23,812,936	4,329,625	13,430,996	6,246,975
Monetary liabilities	(86,772,444)	(15,776,808)	(57,413,604)	(26,704,002)
Total net monetary liabilities	(62,959,508)	(11,447,183)	(43,982,608)	(20,457,027)

On January 21, 2003, the Venezuelan government announced the closure of the foreign exchange market in Venezuela and, on February 5, 2003, the Ministry of Finance and the Central Bank of Venezuela (BCV) began to publish the legal instruments regulating the exchange control regime, one of which established initial official exchange rates of Bs 1,596/US$1 (purchase) and Bs 1,600/US$1 (sale).  On that same date, the government created the Commission for the Administration of Foreign Currency (CADIVI) with the task of establishing the detailed rules and regulations and generally administering the exchange control regime.

Among other things, one of these legal instruments requires the sale of all incoming currency to BCV and temporarily suspends all purchases and sales in local currency of securities issued by the Venezuelan government in foreign currency.  BCV now centralizes all currency purchases and sales in the country.

CADIVI has subsequently issued resolutions on a number of requirements in connection with the administration of the exchange control regime, such as user registration, guidelines for importers and exporters, and the registration of private-sector foreign debt as of January 22, 2003.

On February 9, 2004, the Ministry of Finance and BCV established new official exchange rates, as from that date, of Bs 1,915.20/US$1 (purchase) and Bs 1,920/US$1 (sale).  On March 2, 2005, the Ministry of Finance and BCV further modified the exchange rates, as from that date, to Bs 2,144.60/US$1 (purchase) and Bs 2,150/US$1 (sale).

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

16.       RISK MANAGEMENT (continued)

In October 2005 the Venezuelan government enacted the Currency Exchange Offenses Law, whereby any demand, offer, purchase or sale of U.S. dollars failing to comply with CADIVI requirements is considered illegal.  Similarly, transactions exceeding US$10,000 should be declared to CADIVI.  In addition, exporters of goods and services are required to sell their income from business transactions in foreign currency to BCV.  Transactions with securities, as well as Government Bonds denominated in U.S. dollars and issued in local currency are exempt. In January 2008 a reform of the Currency Exchange Offenses Law entered into force. Among the main additional requirements and limitations introduced are the obligation to indicate the origin of the foreign currency on the import declaration; making it compulsory for anyone offering goods and services acquired with foreign currency authorized by CADIVI to post notices to that effect; anyone who quotes the buying, selling or leasing of an asset in foreign currency will be fined with twice the quoted price, even if the offer is conducted in private; forbids individuals or companies to offer, publicize or disseminate financial or stock exchange information on the prices of foreign currency in writing, by broadcasting it or by audiovisual or any other means.

At December 31, 2007, if the Bolivar had weakened or strengthened by 15% against the U.S. dollar, with all other variables held constant, post-tax income for the year would have been $1,717,077 lower or higher, respectively, as a result of the change in the fair value of the Company’s net monetary asset denominated in U.S. dollars.

Liquidity Risk

The Company faces liquidity risk to the extent that it will be unable to settle liabilities as they come due.  In order to manage this risk, management monitors rolling forecasts of the Company’s liquidity reserve on the basis of expected cash flow.  The maturities of the Company’s financial liabilities are as follows:

	1 Month	1 to 3 Months	3 Months to 1 Year	1 Year to 5 Years

Accounts payable and accrued liabilities	$10,868,261	$-	$-
Debt	-	-		$100,000,000

Total	$10,868,261	$-	$-	$100,000,000

16.   SUBSEQUENT EVENT

On February 11, 2008, the Company completed a public offering of 32,890,000 units at CDN$2.10 per unit for gross proceeds of CDN$69,069,000, including 4,290,000 units issuable upon the exercise of the over-allotment option by the syndicate of underwriters.

Each unit consists of one common share of Crystallex and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase a further common share of Crystallex at an exercise price of CDN$3.00 for a period expiring on the later of: (i) 18 months from the closing date of the offering; and (ii) six months following the permit date, where the permit date is the 45th day following the receipt by Crystallex of the Permit.

The Company paid underwriting fees of CDN$4,144,140 of which CDN$2,279,277 were paid to a company which retains the Chairman of the Company as an employee.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The following adjustments would be required in order to present the financial statements in accordance with U.S. GAAP.

Balance Sheets

The impact of differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheets is as follows:

		2007
	Canadian			U.S.
	GAAP	Adjustments		GAAP
Current assets	$21,355,842	$-		$21,355,842
Property, plant and equipment	317,179,327	(60,306,124)	(a)	256,873,203
Other assets	705,327	-		705,327
	$339,240,496	$(60,306,124)		$278,934,372

Current liabilities	$11,435,047	$-		$11,435,047
Asset retirement obligations	1,864,240	--		1,864,240
Long-term debt	83,291,377	--		83,291,377
Future income taxes	14,242,886	(3,564,788)		10,678,098
Shareholders’ equity	228,406,946	(56,741,336)		171,665,610
	$339,240,496	$(60,306,124)		$278,934,372

		2006 (Restated – Note 11)
	Canadian			U.S.
	GAAP	Adjustments		GAAP
Current assets	38,181,779	$-		$38,181,779
Property, plant and equipment	283,407,219	$73,315,565)	(a)	210,091,654
Deferred financing fees	2,595,627			2,595,627
Other	510,029			510,029
	$324,694,654	$(73,315,565)		251,379,089
Current liabilities	16,203,423	$-		$16,203,423
Asset retirement obligations	971,167	-		971,167
Long-term debt	84,524,929	-		84,524,929
Future income taxes	23,514,101	(9,119,224)		14,394,877
Shareholders’ equity	199,481,034	(64,196,341)		135,284,693
	$324,694,654	$(73,315,565)		$251,379,089

For the purposes of reporting in accordance with U.S. GAAP, amounts referred to as contributed surplus under Canadian GAAP are referred to as additional paid in capital.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  Statements of Operations

  The impact of the differences between Canadian GAAP and U.S. GAAP on the net loss for the year would be as follows:

		2007	2006	2005
				Restated
				(Note 11)

Net loss for the year per Canadian GAAP		$(30,451,396)	$(35,684,229)	$(43,764,435)
Adjustments to mineral properties	(a)	13,009,439	9,591,736	4,789,861
Changes in fair value of exchangeable portion of bank loan	(b)	-	(8,638,661)	-

Accretion of interest on bank loan	(b)	-	(54,064)	-
Unamortized deferred financing costs on exchangeable portion of bank loan	(b)	-	(121,405)	-

Adjustment to unrealized gain on translation of future income taxes	(c)	(5,554,437)	-	(1,092,409)

Beneficial commission interest		-	-	(598,000)
Adjustment to amortization of Series 2
Notes discount		-	-	(539,125)
Unamortized deferred financing costs of Series 2 Notes		-	-	(356,820)

Net loss for the year per U.S. GAAP		$(22,996,394)	$(34,906,623)	$(41,560,928)

Net loss per share – basic and diluted		$(0.09)	$(0.15)	$(0.21)

Weighted average number of shares outstanding–
Basic and diluted		256,668,551	230,229,162	194,729,931

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

 Statement of Cash Flows

 The impact of the above differences between Canadian GAAP and U.S. GAAP on the combined statements of cash flows would be as follow

	2007	2006	2005
			Restated
			(Note 11)
Cash flows used in operating
activities, Canadian GAAP	$(34,309,186)	$(30,675,675)	$(34,252,976)
Adjustments to interest (a)	13,009,439	9,591,736	5,025,761
Adjustment to unrealized gain on translation
of future income taxes (c)	(5,554,437)	-	(1,092,409)
Adjustments to mineral properties	-	-	(235,900)
Cash flows used in operating activities,
U.S. GAAP	(26,854,184)	(21,083,939)	(30,555,524)
Cash flows provided by (used in) investing
activities, Canadian GAAP	(26,892,775)	(28,464,691)	14,128,449
Adjustments to interest (a)	(13,009,439)	(9,591,736)	(5,025,761)
Adjustment to unrealized gain on translation
of future income taxes (c)	5,554,437	-	1,092,409
Adjustments to mineral properties	-	-	235,900
Cash flows provided by (used in) investing
activities, U.S. GAAP	(34,347,777)	(38,056,427)	10,430,997
Cash flows provided by financing activities,
Canadian and U.S. GAAP	49,215,188	83,643,489	18,427,804
Net increase (decrease) in cash and cash
equivalents during the year	(11,986,773)	24,503,123	(1,696,723)

Effects of exchange rate fluctuations on cash
and cash equivalents	(521,166)	-	-

Cash and cash equivalents, beginning of year	28,573,142	4,070,019	5,766,742

Cash and cash equivalents, end of year	$16,065,203	$28,573,142	$4,070,019

(a)    Mineral Properties and Exploration and Development Costs

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a permanent impairment in value.

Under U.S. GAAP, mineral property expenditures other than acquisition costs are expensed as incurred.  Once a final feasibility study has been completed however, additional costs incurred to bring the mine into production are capitalized as development costs.  Costs incurred to access ore bodies identified in the current mining plan after production has commenced are considered production costs and are expensed as incurred.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(a)              Mineral Properties and Exploration and Development Costs (continued)

Under Canadian GAAP, the Company has elected to expense interest costs incurred on qualifying mineral properties in the development stage.  Under U.S. GAAP, interest costs of $13,009,439, $9,591,736 and $5,025,761 associated with the Las Cristinas mineral properties under development have been capitalized in the years ended December 31, 2007, 2006 and 2005, respectively.

The Company previously restated its 2006 and 2005 consolidated financial statements with respect to the capitalization of interest costs in its audited consolidated financial statements issued on October 22, 2007.

 (b)      Bank Loan – Exchangeable Portion

In accordance with Canadian GAAP, upon the issuance on December 23, 2005 of the exchangeable portion of the bank loan, the exchangeable portion was bifurcated between its liability and equity components.  The liability portion of the debt was measured by determining the carrying amount of the notes by discounting the stream of future payments of principal and interest at the prevailing market rate for a similar liability that does not have an associated equity component.

Under U.S. GAAP, on issuance, the conversion option contained in the exchangeable portion of the bank loan is considered to be an embedded derivative that is required to be bifurcated and accounted for as a free standing derivative financial liability separate from the debt instrument.  The Company is required to re-measure the fair value of the derivative financial liability at each reporting date with changes in fair value recorded in earnings.  The difference between the value of the free standing derivative and the face value of the debt will be accreted over the term of the debt.

On May 5, 2006, the holder exercised their conversion option and the full value of the debt was settled for shares.

Accordingly, for U.S. GAAP purposes, for the year ended December 31, 2006 an expense of $8,638,661 has been recorded with respect to the changes in fair value of the embedded derivative, an expense of $54,064 to reflect the additional accretion expense, and an expense of $121,405 to reflect the unamortized deferred financing costs.

(c)     Adjustment to Unrealized Gain on Translation of Future Income Taxes

Under Canadian GAAP, the Company recorded unrealized gain on translation of future income taxes of $14,322,229 and $1,442,481 in 2007 and 2005, respectively. Under US GAAP, the unrealized gain recorded on translation of future income taxes was $8,767,792 and $350,072 in 2007 and 2005, respectively.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Expressed in United States dollars)

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(d)    Recent accounting pronouncements

Accounting Policies Adopted during the Year

In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 provides guidance for recognizing and measuring uncertain tax positions, as defined in SAS 109, Accounting for Taxes.  FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements.  Guidance is also provided regarding de-recognition, classification and disclosure of these uncertain tax positions.  FIN 48 was effective January 1, 2007. The application of this standard did not have any impact on the Company’s U.S. GAAP balance sheet or U.S. GAAP net loss.

Future accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, and therefore does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). In February 2008, the FASB amended SFAS No. 157 to exclude leasing transactions and to delay the effective date by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 provides all entities with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). The Company is in the process of determining the effect, if any, the adoption of SFAS No. 159 will have on its financial statements